EXHIBIT (d)(4)

CONFIDENTIAL TREATMENT REQUESTED

UNDER RULE 24b-2 under the

SECURITIES EXCHANGE ACT OF 1934;

17 C.F.R. § 240.24b-2;

5 U.S.C. § 552(b)(4);

17 C.F.R. §§ 200.80(b)(4) and 200.83

[***] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A

CONFIDENTIAL TREATMENT REQUEST THAT IS

FILED SEPARATELY WITH THE COMMISSION

STRICTLY PRIVATE & CONFIDENTIAL

24 August 2007

Dubai World

P.O. Box 17000

Dubai, United Arab Emirates

Attention: Rashid Sheikh, Group Treasurer

Ladies and Gentlemen:

Re: Non-Recourse Margin Finance Facility

Dubai World (“DW”) has advised Credit Suisse International (“CS”), Deutsche Bank AG, London Branch (“DB”) and The Royal Bank of Scotland plc (“RBS” and, together with CS and DB, the “Banks” or “we”) that it is seeking to obtain non-recourse margin financing for the purpose of financing in part the acquisition of up to 9.9% of the outstanding common stock, par value $0.01 per share (the “Shares”), of MGM Mirage (the “Target”) through the purchase by Infinity World Investments LLC, a Nevada limited liability company and wholly-owned subsidiary of DW (the “Counterparty”), of up to 5.0% of the outstanding Shares from the Target and additional purchases of Shares in the open market (such purchases collectively, the “Acquisition”).

This letter and the term sheet attached hereto as Annex 1 (the “Term Sheet”) set out the terms and conditions of the exclusive appointment by DW and the Counterparty (collectively, “you”) of the Banks (acting directly or through their respective affiliates) to provide and arrange a one-year non-recourse margin financing for the Counterparty in an aggregate principal amount of up to the Available Amount (as defined in the Term Sheet) available for multiple drawings during a [***] calendar day period (the “Availability Period”) starting with the date of execution (the “Trade Date”) of the Facility Documentation (as defined below) (the “Facility”).

The Term Sheet is an integral part of this letter and, unless otherwise defined herein, terms defined in the Term Sheet shall have the same meaning when used in this letter. This letter and the Term Sheet are referred to as the “Mandate Documents”.

[***] Confidential Treatment Requested.

1.    Commitment and Appointment

In connection with the foregoing, each Bank is pleased to advise you of its commitment to underwrite up to $400 million each of the Facility (collectively, the “Commitments”), upon the terms and subject to the conditions set forth in the Mandate Documents. The commitments of the Banks hereunder are several and not joint, and no Bank shall be responsible for the performance of the obligations hereunder of any other Bank. The failure of any Bank to perform its obligations hereunder shall not prejudice the rights hereunder of any other Bank. The Banks will also assist DW in structuring the Facility for the Acquisition.

You hereby appoint the Banks, and the Banks hereby agree to act, as joint lead arrangers for the Facility, upon the terms and subject to the conditions set forth in the Mandate Documents. You agree that no other titles will be awarded and no compensation (other than as expressly contemplated by the Mandate Documents) will be paid in connection with the Facility unless you and we shall so agree.

2.    Conditions to Commitment

DW agrees and acknowledges that the obligation hereunder of each Bank to arrange and underwrite the Facility will be subject to the satisfaction (or waiver by each Bank) of the following conditions:

(i)	the completion by each Bank of its respective client identification procedures (i.e., identification of directors and major shareholders of DW, the Counterparty and the Target in compliance with applicable money laundering rules) with results that are satisfactory to each Bank in its sole discretion;

(ii)	the absence of events giving rise to a termination right under Section 8 (Termination) of this letter;

(iii)	the preparation and execution of mutually acceptable definitive documentation for the Facility, including without limitation collateral documents (collectively, the “Facility Documentation”), such Facility Documentation to reflect substantially the terms and conditions set forth in the Term Sheet and other customary provisions;

(iv)	DW, the Counterparty and their relevant affiliates having obtained all necessary regulatory approvals in connection with the Facility and the Acquisition from the relevant authorities in any relevant jurisdiction and all third party consents required for the Acquisition, if any;

(v)	your compliance in all material respects with the terms and conditions set forth in the Mandate Documents, including without limitation the payment of fees and expenses;

(vi)	the absence of (A) any material adverse change having occurred in the business, market valuation, financial condition or operations of (1) DW and its subsidiaries taken as a whole or (2) the Target and its subsidiaries taken as a whole, in each case since the date of this letter, and (B) any materially adverse change in the commercial bank, loan syndication, financial or capital markets generally, or in the market for hedging exposure in respect of margin financings in particular, in each case that, in the reasonable judgment of any Bank, would materially impair the Banks’ ability to achieve a “Successful Hedging” (defined as the Banks having hedged at least [***] of their combined exposure under the Facility); and

[***] Confidential Treatment Requested.

(vii)	as a condition to the effectiveness of the Facility Documentation, a registration rights agreement between the Target and the Counterparty providing for customary resale registration rights, indemnification rights and due diligence for the resale of the Pledged Shares, and which shall include an agreement by the issuer to supplement the applicable prospectus to name the applicable Banks as selling stockholders upon foreclosure of the Pledged Shares, shall be in full force and effect.

3.    Syndication and Information

You agree that during a period starting with the date of this letter and ending 45 days thereafter, you will not, and will procure that your affiliates will not, without our prior written consent, engage any other bank or financial institution to arrange or underwrite any margin financing in connection with acquiring any Shares of the Target, unless the Banks shall have been provided with a bona fide right of first refusal to act as joint lead arrangers and underwriters on an exclusive basis in respect of such other margin financing on mutually agreeable terms. In connection with the foregoing, you agree to give immediate notice to the Banks upon receipt of any proposal in respect of such other margin financing from any other bank or financial institution.

You acknowledge and agree that any Bank may hedge its exposure under the Facility at any time. We intend to commence efforts to hedge our exposure under the Facility promptly upon the execution of this letter.

You agree to take all actions and provide all relevant information regarding you, the Acquisition, the Target, the Facility and/or syndication of the Facility as the Banks may reasonably request, to assist the Banks in hedging their exposure under the Facility.

If the Banks determine to provide an information memorandum to prospective hedge counterparties regarding the Facility, they shall do so on a confidential basis, and you agree to provide reasonable assistance in the preparation of such information memorandum and give written authorisation for its confidential distribution to prospective hedge counterparties.

You represent and warrant that:

(a)	all information, taken as a whole, that has been or will be made available to the Banks by you or on your behalf by any of your representatives in relation to DW and its affiliates (the “Information”), other than projections, is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading; and

(b)	any projections contained in the Information have been prepared in good faith on the basis of recent historical information and on the basis of reasonable assumptions.

These representations and warranties are deemed to be made by you daily by reference to the facts and circumstances then existing commencing on the date of this letter and continuing until the closing of the Facility.

You acknowledge that the Banks will be relying on the Information without carrying out any independent verification.

You shall immediately notify the Banks in writing if any representation and warranty set forth above is breached and agree to supplement the Information promptly from time to time to ensure that each such representation and warranty is correct when made.

Any of the Banks (or their affiliates) may be providing debt financing, equity capital markets, advisory or other services to third parties whose interests may conflict with yours (either in respect of the Facility or otherwise) and by signing this letter you are (subject to the terms of this paragraph) consenting to such financing or other services being provided to such third parties. None of the Banks or any of their affiliates will furnish or use any confidential information obtained from you to or for any of its other customers or make available to you confidential information obtained from any other customer. You acknowledge that the Banks and their affiliates may act in more than one capacity in relation to this transaction and may have conflicting interests in respect of such different capacities.

Each of DW and the Counterparty represents to the Banks that (i) it is acting for its own account and it has made its own independent decisions to enter into the transactions contemplated by the Mandate Documents (the “Transaction”) and as to whether the Transaction is appropriate or proper for it based upon its own judgement and upon advice from such advisers as it has deemed necessary, (ii) it is not relying on any communication (written or oral) from any or all of the Banks as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction, and no communication (written or oral) received from any or all of the Banks shall be deemed to be an assurance or guarantee as to the expected results of the Transaction, (iii) it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction, and it is also capable of assuming, and assumes, the risks of the Transaction, and (iv) no Bank is acting as a fiduciary for or an adviser to it in connection with the Transaction.

4.    Delegation

Each Bank may delegate or assign any or all of its rights or obligations under this letter to any of its respective affiliates and may designate any such affiliates as responsible for the performance of any of its appointed functions under this letter with prior written notice to DW.

5.    Confidentiality

You agree that this letter, the Term Sheet, the contents of the same and the transactions contemplated by the Mandate Documents are confidential and shall not be disclosed to any person without the prior approval of the Banks other than (i) as required by law, any regulatory authority or pursuant to any legal proceedings or mandatory or judicial order or (ii) to any of your affiliates and advisors on a confidential and need-to-know basis.

Notwithstanding the foregoing, the parties agree that (i) effective from the date of commencement of discussions concerning the transactions contemplated by the Mandate Documents, you and each of your employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials of any kind, including opinions or other tax analyses, provided by the Banks and their respectives affiliates to you relating to such tax treatment and tax structure and (ii) the Banks do not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for you.

All publicity in connection with the Facility shall be managed by the Banks in consultation with DW. No announcements regarding the Facility or any Bank’s role as arranger, underwriter, lender or agent shall be made without the prior written consent of DW and each Bank.

6.    Indemnification

Whether or not the Facility Documentation is signed, each of DW and the Counterparty (collectively, the “Indemnifying Party”) agrees, jointly and severally, to indemnify and hold harmless each Bank and its affiliates, each Bank’s or its affiliates’ respective directors, officers, agents, shareholders and employees and each other person, if any, controlling any Bank or any of its affiliates (each an

“Indemnified Person”) from and against (and the Indemnifying Party agrees that no Indemnified Person shall have any liability to DW or DW’s affiliates, directors, officers, agents, employees, or shareholders for (whether direct or indirect, in contract, tort or otherwise)) any Losses arising from or relating to the Acquisition, the Facility, the syndication of the Facility, the use of the Facility proceeds or the Banks’ services as contemplated in the Mandate Documents (including without limitation arranging and underwriting the Facility); provided, however, that the Indemnifying Party will not be liable to an Indemnified Person under the foregoing indemnity for any Loss to the extent that a final, nonappealable judgment by a competent court or tribunal has determined that such Loss resulted directly from the gross negligence or wilful misconduct of such Indemnified Person. For the avoidance of doubt, any gross negligence or wilful misconduct on the part of any Indemnified Person shall not prejudice the rights of any other Indemnified Person under this clause. No Indemnified Person shall be responsible or have any liability to DW, the Counterparty or any of their respective affiliates or any other Person for consequential losses or damages.

For the purposes of this clause, “Losses” means all losses, claims, costs, damages, liabilities, charges and expenses (including fees, costs and expenses of legal counsel) including without limitation those incurred in connection with the investigation of, preparation for, defence of, or participation as principal or witness in any inquiry, inspection or investigation or any pending or threatened litigation or proceedings (in each case, whether legal, regulatory, governmental or otherwise).

Each Indemnified Person shall give you prompt notice of the assertion of any claim, or the commencement of any litigation or proceeding in respect of which indemnity may be sought under this Section 6 and will provide you such information with respect thereto that you may reasonably request. You shall be entitled to participate in the defense of any claim asserted by any third party (“Third Party Claim”) and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at your expense. If you shall assume the control of the defense of any third party claim, (i) you shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim and (ii) the Indemnified Person shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose at its own expense (unless the Indemnified Person shall have reasonably concluded that there is a conflict of interest between you and the Indemnified Person in such action, in which case the fees and expenses of such counsel shall be at your expense). No Indemnified Person shall settle any claim or proceedings indemnifiable hereunder without your prior written consent (such consent not to be unreasonably withheld). Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

7.    Fees and Expenses

DW will pay, or cause an affiliate to pay, the Banks (for their own account) an Upfront Structuring Fee as provided in the Term Sheet, which Upfront Structuring Fee shall be payable on the Trade Date and be allocated equally among the three Banks.

In the event that you accept this letter and DW or any of its affiliates consummates the Acquisition, in whole or in part, within six months after the date hereof without utilizing the Facility, notwithstanding a willingness on the part of the Banks to provide and arrange the Facility in accordance with the Mandate Documents, DW will pay, or cause an affiliate to pay, the Banks (for their own account) an amount equal to the Upfront Fee, which fee shall be payable on the execution date of the definitive documentation for such alternative financing transaction.

DW will also pay, or cause an affiliate to pay, the Banks (for their own account) a commitment fee (the “Commitment Fee”) payable in full on the last day of the Availability Period equal to [***] of the Spread on the daily difference between US$ 1.2 billion and the Facility Amount (based on an actual/360 day basis), such fee to accrue from the earlier of (i) the date that is 45 calendar days after the Trade Date and (ii) the date of the first drawdown under the Facility to the end of the Availability Period.

You agree that, once paid, the fees or any part thereof payable hereunder shall not be refundable under any circumstances.

Irrespective of whether the Facility Documentation is signed, you agree to pay to the Banks on demand all properly documented reasonable costs and expenses incurred by them in connection with this letter, the Facility Documentation and related collateral arrangements, and the syndication of the Facility, including the fees and expenses (and any associated valued added tax or any similar charge (“VAT”) imposed by any relevant jurisdiction, including, without limitation, the United Kingdom) of their legal counsel, if any, and any other adviser retained by the Banks with the consent of DW (such consent not to be unreasonably withheld or delayed).

All amounts payable by you under this letter are exclusive of VAT. All amounts payable by you under this letter must be paid without set-off or counterclaim, and without any deduction or withholding save as may be required by law.

If any deduction or withholding is made or required to be made from any payment by you under the Mandate Documents you shall pay such additional amounts to ensure that the recipient receives a net amount (after taking account of that deduction or withholding) equal to the amount that it would have received had no such deduction or withholding been made.

All amounts payable under this letter shall (unless otherwise agreed) be paid in U.S. dollars in immediately available funds to such account as the payee may from time to time by reasonable notice notify to the payer.

8.    Termination

Each Bank’s commitments and agreements set forth in this letter will automatically terminate on [***] (which date may be extended in writing at the sole discretion of the Banks) if the Facility Documentation has not been signed by that date. Prior to such date, each Bank’s commitments and agreements under this letter may be terminated by each such Bank if:

(A)	any event occurs or information has become available such that, in its reasonable judgment, it believes that the condition set forth in paragraph 2 (vi) is not satisfied;

(B)	you breach any of the representations or agreements contained in, or other terms of, the Mandate Documents, in each case, in any material respect, and, if such breach is capable of being cured, such breach has not been cured to the satisfaction of the Banks within 10 days after receipt of notice thereof; or

(C)	there would be an actual event of default, potential event of default or mandatory prepayment event under the Facility Documentation if the Facility Documentation were to be signed and, if such actual event of default, potential event of default or mandatory prepayment event is capable of being cured, such actual event of default, potential event of default or mandatory prepayment event has not been cured to the satisfaction of the Banks within 10 days after

[***] Confidential Treatment Requested.

receipt of notice thereof. In any case, the Facility Documentation shall not be entered into unless and until such actual event of default, potential event of default or mandatory prepayment event has been cured.

The compensation, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained in this letter shall survive and continue after the Facility Documentation is signed. Without prejudice to the above paragraph all such provisions (other than the syndication provisions) shall survive the expiration or termination of this letter and all fees, expenses and other amounts payable to the Banks under this letter shall remain due and payable following such expiration or termination to the extent provided herein.

9.    Assignment

This letter and any obligations hereunder may not be assigned or transferred by DW or the Counterparty without the prior written consent of the Banks, nor any Bank (except as provided in Section 4 hereof) without the prior written consent of the other Banks and DW.

10.    Third Party Rights

Unless expressly provided to the contrary in this letter, this letter is not intended to confer any benefits to or create any rights in favor of, any person who is not a party to this letter.

11.    Miscellaneous

Each of DW and the Counterparty undertakes to the Banks that it will (and will procure that its affiliates will), with respect to the Acquisition, comply with all legal and regulatory requirements applicable to it and confirms that its entering into of (and performance under) this letter will not involve a breach of any contractual, legal or regulatory obligation applicable to it.

The Mandate Documents set out the entire agreement between the parties hereto as to the arranging and underwriting of the Facility and supersede any prior oral and/or written understandings or arrangements relating to the Facility.

The provisions of this letter may be amended or waived only in writing signed by all the parties to this letter.

12.    Counterparts and severability

This letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this letter. Any provisions of this letter which are invalid, prohibited or in breach of applicable law or regulation shall have no effect and shall be deemed to be deleted, the remaining provisions shall remain in full force and effect and the parties shall negotiate in good faith to replace the deleted provisions with alternative provisions having substantially the same commercial and economic effect.

13.    Governing Law

This letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto hereby submits to the jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City and to the courts of its own corporate domicile in respect of actions brought against it as a defendant for purposes of all any disputes, suits, actions or proceedings which may arise out of or in connection with this letter or the transactions contemplated hereby (collectively, the “Proceedings”). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding brought in such a court, any claim that any such Proceeding brought in such a court has been brought in an inconvenient forum, any right to which it may be entitled on account of place of residence or domicile, and the right to have a trial by jury. You irrevocably designate and appoint Corporation Service Company (the “Process Agent”) as your authorized agent upon which process may be served in any Proceeding that may be instituted by any Bank or any other Indemnified Person in any U.S. federal or state court in the State of New York. You hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to the Process Agent, with written notice of said service to you at the address above shall be effective service of process for any Proceeding brought in any such court.

Please acknowledge your agreement to the terms of this letter by returning an executed counterpart to each Bank at the address set forth on the applicable signature pages not later than 5 p.m. (New York time) on August 27, 2007. If you elect to deliver this letter by telecopier or electronic transmission, please arrange for the executed originals to follow by next-day courier. The commitments and undertakings of each Bank hereunder will expire at such time in the event we have not received such executed counterparts in accordance with the first sentence of this paragraph.

Yours faithfully,

For and on behalf of

CREDIT SUISSE INTERNATIONAL

/s/ Laura Muir	/s/ Ulrike Schefe
Name: Laura Muir	Name: Ulrike Schefe
Authorised Signatory	Authorised Signatory

Address for notices:

One Cabot Square

London

E14 4QJ

Facsimile: +44 (020) 7458 8241

Attention: Laura Muir, Legal Department

For and on behalf of

DEUTSCHE BANK AG, LONDON BRANCH

/s/ Andrea Leung	/s/ Lee Frankenfield
Name: Andrea Leung	Name: Lee Frankenfield
Authorised Signatory	Authorised Signatory

DEUTSCHE BANK SECURITIES INC., acting solely as agent

/s/ Andrea Leung	/s/ Lee Frankenfield
Name: Andrea Leung	Name: Lee Frankenfield
Authorised Signatory	Authorised Signatory

Address for notices:

60 Wall Street, 4th Floor

New York, New York 10005

Facsimile: +1 212 797 9344

Attention: Andy Yaeger, Director

For and on behalf of

THE ROYAL BANK OF SCOTLAND plc

/s/ Roland Gerber
Name: Roland Gerber
Authorised Signatory

Address for notices:

135 Bishopsgate

London

EC2M 3UR

United Kingdom

Facsimile: +44 20 7085 8411

Attention: Roland Gerber/Ehsan Haque, Group Legal, GBM—Derivatives

We hereby acknowledge and agree to the terms set out above.

For and on behalf of

DUBAI WORLD

/s/ Sultan Ahmed bin Sulayem
Name: Sultan Ahmed bin Sulayem	Name:
Authorised Signatory	Authorised Signatory

Annex 1:

Term Sheet

CONFIDENTIAL TREATMENT REQUESTED

UNDER RULE 24b-2 under the

SECURITIES EXCHANGE ACT OF 1934;

17 C.F.R. § 240.24b-2;

5 U.S.C. § 552(b)(4);

17 C.F.R. §§ 200.80(b)(4) and 200.83

[***] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A

CONFIDENTIAL TREATMENT REQUEST THAT IS

FILED SEPARATELY WITH THE COMMISSION

Project Infinity World—Equity Finance Proposal

Summary of Principal Terms & Conditions

August 24, 2007

A non-recourse margin financing transaction syndicated with

Credit Suisse, Deutsche Bank and RBS (the “Facility”)

Banks

Credit Suisse, Deutsche Bank AG, London Branch and Royal Bank of Scotland plc. To the extent required for U.S. regulatory purposes, certain U.S. registered broker-dealer affiliates of the Banks may act as agents for the Banks.

Counterparty	Infinity World Investments LLC, a Nevada limited liability company and wholly-owned subsidiary of Dubai World

Definitions	Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the letter dated August 24, 2007 to which this term sheet is attached

Legal Structure	To be determined – a suitable legal structure that achieves satisfactory regulatory capital treatment for the Banks

Underlying Stock	The common stock, par value $0.01 per share, of MGM Mirage

Bloomberg ticker “MGM US”

Number of Shares	The number of shares representing [9.9]% of the total outstanding shares of Underlying Stock, initially [28.4] million shares

Relevant Exchange	New York Stock Exchange, Inc.

Initial Reference Price	The Market Value of the Underlying Stock on the Trade Date

Applicable Reference Price	With respect to any drawdown under the Facility, the Market Value of the Underlying Stock on the Exchange Business Day immediately preceding the date of such drawdown

Trade Date	Date of execution of definitive documentation for the Facility

The contents of this document are indicative and are subject to change without notice. This document is intended for your sole use on the basis that before entering into this, and/or any related transaction, you will ensure that you fully understand the potential risks and return of this, and/or any related transaction and determine it is appropriate for you given your objectives, experience, financial and operational resources, and other relevant circumstances. You should consult with such advisors as you deem necessary to assist you in making these determinations. The Banks will not act as your advisor or owe any fiduciary duties to you in connection with this, and/or any related transaction and no reliance may be placed on the Banks for advice or recommendations of any sort.

1

Drawdowns

At any time, and from time to time, during the period (the “Availability Period”) from the Trade Date to and including the [***] calendar day following the Trade Date, Counterparty may drawdown funding in one or more tranches (each, a “drawdown”) in an amount that together with all outstanding drawdowns does not exceed the Available Amount at such time.

Available Amount	The lesser of:

(A) US$ 1,200,000,000, and

(B) an amount in USD equal to the sum of the products, with respect to each drawdown under the Facility, of (i) Initial LtV, (ii) Applicable Reference Price with respect to such drawdown and (iii) the number of additional Pledged Shares being pledged in connection with such drawdown, provided that the number of Pledged Shares in the aggregate may not exceed the Number of Shares. The aggregate amount of outstanding drawdowns in respect of any individual Bank shall not exceed US$ 400,000,000. The aggregate amount of outstanding drawdowns with respect to all Banks as of any time is referred to herein as the “Facility Amount.”

Term	1 year

Initial LtV	[***]

Trigger Ratio	[***]—equivalent to a [***] % drop in the market value of the Underlying Stock

Trigger II Ratio	[***]—equivalent to a [***] % drop in the market value of the Underlying Stock

Upfront Structuring Fee	[***] on US$ 1,200,000,000, due on the Trade Date

Commitment Fee

[***] of the Spread payable by the Counterparty on the last day of the Availability Period on the daily difference between the US$ 1,200,000,000 and the Facility Amount (based on actual/360 day basis). The Commitment Fee shall begin to accrue from the earlier of (a) the date that is 45 calendar days after the Trade Date and (b) the date of the first drawdown under the Facility and shall cease to accrue on the last day of the Availability Period.

Pricing Rate	3-month LIBOR plus the Spread payable quarterly in arrears

Spread

225 bps plus [***] bps of flex, such flex to be determined by the Banks in a commercially reasonably manner and subject to consultation with Counterparty and mechanics mutually agreeable to Counterparty and the Banks

Collateral Terms

Pledged Shares	On or prior to the date of each drawdown under the Facility, Counterparty shall pledge, with respect to such drawdown, a number of shares of Underlying Stock (and all proceeds thereof) to the Banks

[***] Confidential Treatment

The contents of this document are indicative and are subject to change without notice. This document is intended for your sole use on the basis that before entering into this, and/or any related transaction, you will ensure that you fully understand the potential risks and return of this, and/or any related transaction and determine it is appropriate for you given your objectives, experience, financial and operational resources, and other relevant circumstances. You should consult with such advisors as you deem necessary to assist you in making these determinations. The Banks will not act as your advisor or owe any fiduciary duties to you in connection with this, and/or any related transaction and no reliance may be placed on the Banks for advice or recommendations of any sort.

2

equal to the greater of (a) the product of (i) the amount of such drawdown multiplied by (ii) the StL Ratio and (b) the number of Requested shares such that the LtV on the date of such drawdown shall equal the Initial LtV. The number of shares of Underlying Stock pledged at any time (the “Pledged Shares”) shall not exceed the Number of Shares. The Banks will share pari passu in the security and in any proceeds of disposal, through a security sharing agreement to be entered among the Banks.

StL Ratio	As of any day, the Number of Shares divided by US$ 1,200,000,000.

Loan to Value (“LtV”)

As of any day, the Facility Amount minus any Cash Margin posted as a result of a Collateral Call (excluding Dividend Amounts or [***]) divided by the Market Value of the Pledged Shares on the Exchange Business Day immediately preceding such day.

Market Value

As of any day, the closing price of the Underlying Stock on the Relevant Exchange on such day (or if such day is not an Exchange Business Day, the immediately preceding Exchange Business Day), as determined by the Calculation Agent; provided that for purposes of the Termination Rights described below, Market Value shall be the lowest intraday share price at which the Underlying Stock is sold or quoted on the Relevant Exchange.

Collateral Call

If on any day the LtV is equal to or greater than the Trigger Ratio (a “Trigger Event”), Counterparty will post Cash Margin, such that the LtV is restored to the Initial LtV level within 2 Business Days.

Cash Margin

Aggregate amount of cash margin posted to the Banks pursuant to a Collateral Call. The Cash Margin may be applied to the payment of interest and any other obligations under the Facility. The Cash Margin shall earn interest on an overnight basis. Subject to the second sentence of this section, the Cash Margin, if any, shall be released to Counterparty to the extent the LtV is at any time less than [***] such that following such release, the LtV is equal to the Initial LtV.

Dividend Amounts

All dividend amounts and other distributions received on the Pledged Shares shall be paid into the Cash Margin account and may be applied against interest payments and any other obligations under the Facility.

Contingent Liquidity Facility

If, on or after the date of acceleration of the Counterparty’s obligations under the Facility, the Banks propose to foreclose on any Pledged Shares and, in the reasonable judgment of the Banks, the Pledged Shares are Restricted Shares, then Dubai World will be required to perform under a Contingent Liquidity Facility provided in favor of the Banks. “Restricted Shares” means Pledged Shares that are subject to any condition to, or restriction on, the ability of the Banks to sell such Pledged Shares in a foreclosure sale on the Relevant Exchange within [***] Exchange Business Days of the date of acceleration (including, without limitation, restrictions on transfer due to applicable securities or gaming laws or regulations or any registration or qualification requirement or prospectus delivery requirement for such Pledged

[***] Confidential Treatment Requested.

The contents of this document are indicative and are subject to change without notice. This document is intended for your sole use on the basis that before entering into this, and/or any related transaction, you will ensure that you fully understand the potential risks and return of this, and/or any related transaction and determine it is appropriate for you given your objectives, experience, financial and operational resources, and other relevant circumstances. You should consult with such advisors as you deem necessary to assist you in making these determinations. The Banks will not act as your advisor or owe any fiduciary duties to you in connection with this, and/or any related transaction and no reliance may be placed on the Banks for advice or recommendations of any sort.

3

Shares pursuant to any federal, state or foreign securities law), provided that Pledged Shares shall not be considered Restricted Shares solely by reason of restrictions due to any such registration or prospectus delivery requirement under U.S. securities laws if, at the time of any foreclosure sale, (a)(i) the issuer of the Underlying Stock has fully complied with its obligations under the Registration Rights Agreement, (ii) an effective registration statement is then available and not subject to a stop order, black-out period or any other impairment (including without limitation any accounting irregularity or the occurrence or existence of any event or circumstance that would cause the prospectus contained in the registration statement to contain a material misstatement or omission) that would prevent the immediate resale of the Pledged Shares pursuant thereto, and [***] or (b) such Pledged Shares may be sold without regard to volume restrictions pursuant to Rule 144 (or any successor rule thereto) under the Securities Act of 1933.

The Contingent Liquidity Facility will be made available by the Contingent Liquidity Provider to the Banks, giving the Banks the right to require the Contingent Liquidity Provider to purchase the Restricted Shares at the average of the per Share volume-weighted average prices of the Underlying Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page <MGM US><equity><VAP> (or any successor thereof) for the [***] Exchange Business Days commencing on the date of acceleration of Counterparty’s obligations under the Facility (or if such volume-weighted average price is unavailable, the average of the market values of one share of Underlying Stock on such days, as reasonably determined by the Banks). The Contingent Liquidity Provider will have the option, in lieu of purchasing the Pledged Shares at this price, to make a cash payment equal to the shortfall between the cash ultimately retrieved from disposing of the collateral (Cash Margin and Pledged Shares) and all outstanding obligations of the Counterparty under the Facility.

The Contingent Liquidity Facility will rank pari passu with other senior obligations of the Contingent Liquidity Provider.

Contingent Liquidity Provider	Dubai World

General Terms

Early Termination

The Counterparty may elect to terminate the Facility prior to the end of the 1-year term, [***] on any Business Day, subject to prior written notice (such date of election being the “Early Termination Date”), upon payment by the Counterparty of the Early Termination Fee; provided that such fee shall only be payable if the Facility is terminated on or prior to the Termination Fee Date.

[***] Confidential Treatment Requested.

The contents of this document are indicative and are subject to change without notice. This document is intended for your sole use on the basis that before entering into this, and/or any related transaction, you will ensure that you fully understand the potential risks and return of this, and/or any related transaction and determine it is appropriate for you given your objectives, experience, financial and operational resources, and other relevant circumstances. You should consult with such advisors as you deem necessary to assist you in making these determinations. The Banks will not act as your advisor or owe any fiduciary duties to you in connection with this, and/or any related transaction and no reliance may be placed on the Banks for advice or recommendations of any sort.

4

Early Termination Fee	An amount equal to the present value of the Spread on the amount terminated at the time for the period from the Early Termination Date to the Termination Fee Date, based on actual/360 day basis.

Termination Fee Date	The date that is [***] months from the date of the first drawdown

Termination Rights	Bank shall have the right to terminate the transaction in the following circumstances:

a) Change of control of Counterparty

b) If the Market Value of the Underlying Stock falls below [***] of the Initial Reference Price

c) If the trading in the Underlying Stock on the Relevant Exchange is suspended for a period exceeding 2 Exchange Business Days

d) If, at any time, the LtV is equal to or greater than the Trigger II Ratio

e) Counterparty fails to post the requisite Cash Margin within 2 Business Days of a Trigger Event

f) If the daily liquidity of the Underlying Stock on the Relevant Exchange as shown on Bloomberg page <MGM US><Equity><HP> over a period of 20 consecutive business days falls below [***]

g) Occurrence of an Extraordinary Event in respect of the issuer of the Pledged Shares

h) Illegality

i) Other customary termination rights for a similar facility

Extraordinary Events	Any of the following in respect of the issuer of the Underlying Stock:

Take-over / Merger / Amalgamation

Nationalisation / Expropriation

Liquidation / Insolvency / Bankruptcy

De-listing

Registration Rights

As a condition to effectiveness, a registration rights agreement (the “Registration Rights Agreement”) between the issuer of the Underlying Stock and Counterparty providing for customary resale registration rights, indemnification rights and due diligence for the resale of the Pledged Shares, and which shall include an agreement by the issuer to supplement the applicable prospectus to name the applicable Banks as selling stockholders upon foreclosure of the Pledged Shares, shall be in full force and effect.

Right of First Refusal

If, following the acceleration of the obligations under the Facility, the Banks propose to foreclose on any Pledged Shares through a public resale or one or more privately negotiated transactions with one or

[***] Confidential Treatment Requested.

The contents of this document are indicative and are subject to change without notice. This document is intended for your sole use on the basis that before entering into this, and/or any related transaction, you will ensure that you fully understand the potential risks and return of this, and/or any related transaction and determine it is appropriate for you given your objectives, experience, financial and operational resources, and other relevant circumstances. You should consult with such advisors as you deem necessary to assist you in making these determinations. The Banks will not act as your advisor or owe any fiduciary duties to you in connection with this, and/or any related transaction and no reliance may be placed on the Banks for advice or recommendations of any sort.

5

more third parties other than DW or any affiliate of DW (a “Proposed Sale”), then the Banks shall promptly notify DW of such Proposed Sale (a “Proposed Sale Notice”), and DW shall have the right by providing written notice to the Banks (an “ROFR Exercise Notice”) by the ROFR Deadline (as defined below) to purchase such Pledged Shares (a “DW Purchase”) at a purchase price per share equal to the Market Value of the Shares on the date of such Proposed Sale Notice. The closing date of any DW Purchase shall be on the 15th Business Day immediately following the date of the ROFR Exercise Notice, or such other date as the parties may agree. The “ROFR Deadline” shall mean (a) if the Proposed Sale Notice is delivered prior to 12:00 PM, New York City time, on any day, the close of business in New York City on such day and (b) if the Proposed Sale Notice is delivered at or after 12:00 PM, 9:00 AM on the immediately succeeding Business Day. For the purposes of this section, any notice received after 5:00 PM on any day shall be deemed to be received on the immediately succeeding Business Day.

Payment Business Days	New York

Exchange Business Days	Days on which the Relevant Exchange is open for trading

Calculation Agent	Banks

Documentation	To be determined

Custodian	To be determined

Expenses	All costs and expenses (including legal fees) reasonably incurred by the Banks in connection with the transaction shall be paid by the Counterparty promptly on demand.

Banks’ Legal Counsel	Davis Polk & Wardwell

Confidentiality

The term sheet and its content are intended for the exclusive use of the Counterparty and Contingent Liquidity Provider and shall not be disclosed by the Counterparty or Contingent Liquidity Provider to any person other than the Counterparty or Contingent Liquidity Provider’s legal and financial advisors for the purpose of the proposed transaction unless the prior written consent of the Banks is obtained. Notwithstanding the foregoing, the parties agree that (i) effective from the date of commencement of discussions concerning the transactions contemplated herein, the Counterparty and Contingent Liquidity Provider and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of such transactions and all materials of any kind, including opinions or other tax analyses, provided by the Banks and their respective affiliates to the Counterparty or Contingent Liquidity Provider relating to such tax treatment and tax structure and (ii) the Banks do not assert any claim of proprietary ownership in respect of any description contained herein or therein relating to the use of any entities, plans or arrangements to give rise to a particular United States federal income tax treatment for the Counterparty or Contingent Liquidity Provider

Governing Law	New York

The contents of this document are indicative and are subject to change without notice. This document is intended for your sole use on the basis that before entering into this, and/or any related transaction, you will ensure that you fully understand the potential risks and return of this, and/or any related transaction and determine it is appropriate for you given your objectives, experience, financial and operational resources, and other relevant circumstances. You should consult with such advisors as you deem necessary to assist you in making these determinations. The Banks will not act as your advisor or owe any fiduciary duties to you in connection with this, and/or any related transaction and no reliance may be placed on the Banks for advice or recommendations of any sort.

6